FOR IMMEDIATE RELEASE

OPAL Fuels Reports Third Quarter 2022 Results and
Full Year 2022 Guidance

WHITE PLAINS, N.Y. – (November 14, 2022) – OPAL Fuels Inc. (“OPAL Fuels” or the “Company”) (Nasdaq: OPAL), a leading vertically integrated producer and distributor of renewable natural gas (RNG), today announced financial and operating results for the three and nine months ended September 30, 2022.

Financial Highlights
•Revenues for the three and nine months ended September 30, 2022, were $66.6 million and $168.8 million, respectively, up 41% and 61%, compared to prior-year periods.

•Net income for the three and nine months ended September 30, 2022, was $5.4 million and $0.6 million, respectively, compared to $0.8 million and $19.0 million, in the same period last year.

•Adjusted EBITDA1 for the three and nine months ended September 30, 2022, was $25.5 million and $40.6 million, respectively, up 130% and 78%, compared to prior-year periods.

Full Year 2022 Guidance Expectations
•Estimated Adjusted EBITDA2 for the full year 2022 is anticipated to range between $60.0 million and $63.0 million.

•2022 RNG production for the full year 2022 is anticipated to range between 2.2 million MMBtu and 2.3 million MMBtu.3

1 Adjusted EBITDA is a non-GAAP measure. A reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA has been provided in the financial tables included in this press release. An explanation of this measure and how it is calculated is also included below under the heading “Non-GAAP Financial Measures."

2 Estimated Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of the full year estimated Adjusted EBITDA to net income (loss), the closest GAAP measure, cannot be provided due to the inherent difficulty in quantifying certain amounts including but not limited to changes in fair value of the derivative instruments and other items, due to a number of factors including the unpredictability of underlying price movements, which may be significant.

3 Reflects OPAL Fuels proportional ownership with respect to RNG projects owned with joint venture partners.

Management Commentary

Adam Comora, Co-CEO of OPAL Fuels, commented, “We are pleased to report our third quarter earnings. First, and most importantly, we continue to execute on our strategic goals and operational priorities. As of today, six RNG projects are in operation and seven are in construction. These construction projects are expected to come online throughout 2023 and into 2024. Second, we are on a solid trajectory towards realizing the significant long-term earnings power of our company. We also continue to grow our development portfolio adding to our pipeline of future RNG projects further supporting our long-term growth.”

Jonathan Maurer, Co-CEO of OPAL Fuels, stated, “The passage of the Inflation Reduction Act and recent industry consolidation are clear endorsements of the RNG industry and the strength of our integrated business model. Over OPAL Fuels' long operating history in this sector, never has a period of positive momentum existed like the present. Our portfolio of RNG projects combined with our integrated downstream operations enable us to offer a differentiated value proposition that resonates with our customers and partners.”

Operational Highlights

•Produced 0.6 million and 1.6 million MMBtu of RNG, for the three and nine months ended September 30, 2022, respectively, up 50% and 33%, compared to prior-year periods.

•Sold 7.4 million and 20.5 million GGEs of RNG as transportation fuel for the three and nine months ended September 30, 2022, respectively, up 17% and 45%, compared to prior- year periods.

•Delivered 30.7 million and 82.6 million GGEs through a combination of owned station fuel provider agreements and third-party service and dispensing agreements for the three and nine months ended September 30, 2022, respectively, up 33% and 20%, compared to prior-year periods.

•During the first nine months of 2022, the Pine Bend, New River and Noble Road RNG projects commenced commercial operations, bringing OPAL Fuels' share of annual nameplate capacity across our six RNG projects in operation to 3.7 million MMBtu for landfill projects and 0.2 million MMBtu for dairy projects.4
Construction Update

•The Company has begun construction on a renewable power to RNG conversion project in the Northeast bringing to seven the number of RNG facilities under construction as of
4 Nameplate capacity is the annual design output for each facility and may not reflect actual production from the projects, which depends on many variables including, but not limited to, quantity and quality of the biogas, operational up-time of the facility, and actual productivity of the facility.

September 30, 2022, with anticipated aggregate nameplate capacity of 4.2 million MMBtu of landfill biogas and 0.6 million MMBtu of dairy biogas.

•Received RIN certification for New River in October and anticipate receiving RIN certification for Pine Bend by end of 2022.

•Emerald and Prince William RNG projects are expected to commence commercial operations by mid-2023 and the Sapphire RNG project by early 2024. OPAL Fuels’ share of annual nameplate capacity for these landfill projects is 3.8 million MMBtu.

•Construction is progressing at two Central Valley California dairy RNG projects with commercial operations anticipated in 2024.

Development Update

•The Company's Advanced Development Pipeline5 comprises 16 projects representing 7.4 million MMBtu of feedstock biogas per year consisting of 6.2 million MMBtu of landfill biogas, 0.5 million MMBtu dairy biogas, and 0.7 million MMBtu of food waste and wastewater biogas.6

•The Company is evaluating nine of our existing renewable power projects comprising 3.2 million MMBtu per year of landfill biogas in light of the incentives in the Inflation Reduction Act.

•The Company's total number of RNG dispensing stations grew from 69 at December 31, 2021, to 123 at September 30, 2022.

5 The Company's Advanced Development Pipeline comprises projects that have been qualified and are reasonably expected to be in construction within the next twelve to eighteen months. The associated MMBtu associated with these projects is presented as available biogas resource and assumes a conversion ratio of 90% for output gas.

6 OPAL Fuels proportional share with respect to RNG projects owned with joint venture partners.

2022 Guidance

All guidance is current as of the date of this release and is subject to change.

($ millions, except production data)	Full Year 2022
	Low Est.		High Est.
Adjusted EBITDA	$60	-	$63
RNG Production (million MMBtu)[7]	2.2	-	2.3
7
We anticipate providing guidance for 2023 concurrently with our results for fiscal 2022.

Results of Operations

($ thousands of dollars)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
RNG Fuel	$ 32,381	$ 17,892	$ 83,196	$ 37,066
Fuel Station Services	23,227	18,387	55,524	35,560
Renewable Power	10,942	10,905	30,094	32,342
Total Revenue	$ 66,550	$ 47,184	$ 168,814	$ 104,968

Net income	$ 5,369	$ 773	$ 560	$ 18,950

Adjusted EBITDA	$ 25,462	$ 11,079	$ 40,593	$ 22,785

RNG Fuel volume produced (Million MMBtus)	0.6	0.4	1.6	1.2
RNG Fuel volume sold (Million GGEs)	7.4	6.3	20.5	14.1
Total volume delivered (Million GGEs)	30.7	23.1	82.6	68.8

Revenue for the three months ended September 30, 2022, was $66.6 million, an increase of 41%, or $19.4 million, compared to $47.2 million in the prior-year period. While each business segment experienced growth, the increase was primarily driven by the RNG Fuel segment. Total revenues for the nine months ended September 30, 2022, were $168.8 million compared to $105.0 million in the prior-year period.

7 RNG Production reflects OPAL Fuels' proportional share with respect to RNG projects owned with joint venture partners.

Net income for the three months ended September 30, 2022, was $5.4 million, compared to $0.8 million in the prior-year period. The third quarter benefited from higher brown gas prices as well as higher sales of environmental attributes as a result of Noble Road having achieved RIN certification in the second quarter and the release of higher levels of stored gas. We also benefited from approximately $2.5 million of one-time income from an equity method investment that was recognized in the third quarter. Net income for the nine months ended September 30, 2022, was $0.6 million compared to $19.0 million in the prior-year period. The nine month period ended September 30, 2022, reflects the impacts of higher transaction costs associated with becoming a public company offset by higher brown gas prices and higher RIN pricing under forward sales contracts and the $2.5 million one-time benefit from an equity method investment, while the prior year period includes a $19.8 million one-time gain associated with the acquisition of our remaining interest in the Imperial and Greentree projects in May, 2021.

Adjusted EBITDA(1) for the three months ended September 30, 2022, was $25.5 million, reflecting an increase of 130%, compared to $11.1 million for the prior-year period. Adjusted EBITDA for the nine months ended September 30, 2022, was $40.6 million compared to $22.8 million in the prior-year period.

Timing of Sales of RINs for Gas in Storage

At September 30, 2022, the Company had biogas in storage from second and third quarter production that was pending certification for generation of environmental credits from New River and Pine Bend. Upon completion of certification, which occurred in October for New River and is expected prior to year-end for Pine Bend, this stored biogas is anticipated to generate approximately 2.4 million RINs. These RINs will be monetized under forward sales contracts as they are generated, at a weighted-average price of $3.20.

Under generally accepted accounting principles (“GAAP”), the timing of revenue recognition for stand-alone RIN sales contracts is tied to the delivery of the RIN to our counterparties and not the production of the RIN. Of the $7.5 million that is anticipated to be generated from these RIN sales, $6.6 million is allocated to third quarter Adjusted EBITDA and represents the volume of the stored biogas produced in the third quarter. The remainder would have been allocated to the second quarter.

Segment Revenues

RNG Fuel
Revenue from RNG Fuel was $32.4 million, an increase of $14.5 million, or 81%, for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. This change was attributable primarily due to an increase in RIN sales and brown gas sales driven by additional volumes and higher prices.

For the nine months ended September 30, 2022, revenue from RNG Fuel increased by $46.1 million, or 124%, compared to the nine months ended September 30, 2021. $28.0 million of this increase was attributable primarily to the impact of nine months of Beacon revenues in 2022 versus only five months in 2021. The remainder of the increase is due to higher sales of environmental credits, higher brown gas sales and incremental fuel dispensing primarily due to increased volumes.

Fuel Station Services
Revenue from Fuel Station Services was $23.2 million an increase of $4.8 million, or 26%, for the third quarter of 2022 compared to the three months ended September 30, 2021. This change was primarily attributable to additional fuel station projects and incremental service volumes from four new fueling service sites.

For the nine months ended September 30, 2022, revenue from Fuel Station Services increased by $20.0 million, or 56% compared to the nine months ended September 30, 2021. This was primarily attributable to increased fuel station construction projects.

Renewable Power
Revenue from Renewable Power was $10.9 million flat for the three months ended September 30, 2022, compared to the third quarter 2021.

For the nine months ended September 30, 2022, revenue from Renewable Power decreased by $2.2 million, or 7%, compared to the nine months ended September 30, 2021. This change was attributable primarily to a decrease in generation at one of our renewable power facilities offset by a positive mark-to-market change in commodity swaps.

Liquidity

As of September 30, 2022, our liquidity consisted of cash and cash equivalents including restricted cash of $71.4 million, plus an additional $146.9 million in short-term investments maturing within 90 days. Additionally, we entered into an aggregate $105 million senior secured credit facility to be used to fund up to $100 million of the construction costs of a portfolio of fully- and jointly-owned RNG projects owned, either in full or through a joint venture with a third party over a two year delayed draw period, with the remaining funds to be maintained in the debt service reserve account. No funds have been drawn under this facility. During the quarter three months ended September 30, 2022, we drew $12.5 million under the OPAL term loan, and recently. Subsequent to quarter-end, we drew an additional $12.5 million. We also entered into an amendment to this term loan which extended the commitment available date to March 2023 for the remaining $10.0 million.

We believe that our available cash, anticipated cash flows from operations, available lines of credit under existing debt facilities, and access to expected sources of capital will be sufficient to meet our existing commitments and funding needs.

Capital Expenditures

During the third quarter, OPAL Fuels invested $24.4 million across six RNG projects and 21 owned fueling stations in construction as compared to $19.2 million as of the comparable period in 2021. On a year-to-date basis, we have invested $61.8 million compared to $41.8 million for the nine months ended September 30, 2021.8

Earnings Call

A webcast to review OPAL Fuels’ Third Quarter 2022 results is being held tomorrow, November 15, 2022 at 11:00AM Eastern Time.

Materials to be discussed in the webcast will be available before the call on the Company's website.

Participants may access the call at https://edge.media-server.com/mmc/p/5oahi7s2, and a live webcast will also be available at https://investors.opalfuels.com/news-events/events- presentations.

Glossary of terms

“Environmental Attributes” refer to federal, state, and local government incentives in the United States, provided in the form of Renewable Identification Numbers, Renewable Energy Credits, Low Carbon Fuel Standard credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects that promote the use of renewable energy.

8 Capital Expenditures reflect net investment in RNG projects net of proceeds received from our non-redeemable non-controlling interests. We received $6.2 million and $6.4 million from such parties for the three months ended September 30, 2022 and 2021, respectively. We received $23.1 million and $15.2 million from these parties for the nine months ended September 30, 2022 and 2021, respectively. These amounts have been excluded to reflect only capital expenditures attributable to OPAL Fuels.

“GGE” refers to Gasoline gallon equivalent. It is used to measure the total volume of RNG production that OPAL Fuels expects to dispense each year. The conversion ratio is 1MMBtu equal to 7.74 GGE.

“LFG” refers to landfill gas.

“MMBtu” refers to British thermal units.

“Renewable Power” refers to electricity generated from renewable sources.

“RNG” refers to renewable natural gas.

“D3” refers to cellulosic biofuel with a 60% GHG reduction requirement.

“RIN” refers to Renewal Identification Numbers.

“EPA” refers to Environmental Protection Agency.

About OPAL Fuels Inc.
OPAL Fuels Inc. (Nasdaq: OPAL) is a leading vertically integrated renewable fuels platform involved in the production and distribution of renewable natural gas (RNG) for the heavy-duty truck market. RNG is a proven low-carbon fuel that is rapidly decarbonizing the transportation industry now while also significantly reducing fuel costs for fleet owners. OPAL Fuels captures harmful methane emissions at the source and recycles the trapped energy into a commercially viable, lower-cost alternative to diesel fuel. The company also develops, constructs, and services RNG and hydrogen fueling stations. As a producer and distributor of carbon-reducing fuel for heavy-duty truck fleets for more than a decade, OPAL Fuels delivers complete renewable solutions to customers and production partners. To learn more about OPAL Fuels and how it is leading the effort to capture North America’s harmful methane emissions and decarbonize the transportation industry, please visit www.opalfuels.com and follow the company on LinkedIn and Twitter at @OPALFuels.
# # #

Forward-Looking Statements
Certain statements in this communication may be considered forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and generally relate to future events or OPAL Fuels’ (the “Company”) future financial or other performance metrics. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,”

“could,” “would,” “project,” “target,” “plan,” “expect,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, as the case may be, are inherently uncertain and subject to material change. Factors that may cause actual results to differ materially from current expectations include various factors beyond management’s control, including but not limited to general economic conditions and other risks, uncertainties and factors set forth in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Company's quarterly report on Form 10Q filed on November 14, 2022, and other filings the Company makes with the Securities and Exchange Commission. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this communication, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Disclaimer
This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Contact information

Media
Jason Stewart
Senior Director Public Relations & Marketing
914-421-5336
jstewart@opalfuels.com

ICR, Inc.
OPALFuelsPR@icrinc.com
Investors

Todd Firestone
Vice President Investor Relations & Corporate Development
914-705-4001
investors@opalfuels.com

OPAL FUELS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except per share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes $10,045 and $1,991 at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	$ 25,286	$ 39,314
Accounts receivable, net (includes $1,129 and $40 at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	36,660	25,391
Restricted cash - current (includes $7,623 and $— at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	41,419	—
Short term investments ( includes $15,411 and $— at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	146,936	—
Fuel tax credits receivable	3,442	2,393
Contract assets	14,676	8,484
Parts inventory	6,570	5,143
Environmental credits held for sale	1,224	386
RNG inventory	2,094	—
Prepaid expense and other current assets (includes $268 and $113 at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	6,513	5,482
Derivative financial assets, current portion	1,435	382
Total current assets	286,255	86,975
Capital spares	3,333	3,025
Property, plant, and equipment, net (includes $50,099 and $27,794 at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	250,355	169,770
Investment in other entities	48,708	47,150
Note receivable	—	9,200
Note receivable - variable fee component	1,865	1,656
Deferred financing costs	3,522	2,370
Other long-term assets	489	489
Intangible assets, net	2,266	2,861
Restricted cash - non-current (includes $2,867 and $1,163 at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	4,655	2,740
Goodwill	54,608	54,608
Total assets	$ 656,056	$ 380,844
Liabilities and Equity
Current liabilities:
Accounts payable (includes $2,783 and $544 at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	5,798	12,581
Accounts payable, related party	489	166
Fuel tax credits payable	2,668	1,978
Accrued payroll	5,266	7,652
Accrued capital expenses (includes $1,493 and $1,722 at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	9,284	5,517
Accrued expenses and other current liabilities	16,063	7,220

Contract liabilities	6,750	9,785
Senior Secured Credit Facility - term loan, current portion, net of debt issuance costs	70,179	73,145
Senior Secured Credit Facility - working capital facility, current portion	7,500	7,500
OPAL Term Loan, current portion	28,432	13,425
Sunoma loan, current portion (includes $— and $756 at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	—	756
Convertible Note Payable	27,964	—
Municipality loan	121	194
Derivative financial liability, current portion	4,648	992
Other current liabilities	832	374
Asset retirement obligation, current portion	1,586	831
Total current liabilities	187,580	142,116
Asset retirement obligation, non-current portion	4,382	4,907
OPAL Term Loan	60,816	59,090
Convertible Note Payable	—	58,710
Sunoma loan, net of debt issuance costs (includes $22,080 and $16,199 at September 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	22,080	16,199
Municipality loan	—	84
Derivative warrant liabilities	22,410	—
Earn out liabilities	39,500	—
Other long-term liabilities	597	4,781
Total liabilities	337,365	285,887
Commitments and contingencies
Redeemable preferred non-controlling interests	135,303	30,210
Redeemable non-controlling interests	1,222,657	63,545
Stockholders' (deficit) equity
Class A common stock, $0.0001 par value, 337,852,251 shares authorized as of September 30, 2022; 25,671,390 and 0 shares, issued and outstanding at September 30, 2022 and December 31, 2021, respectively	2	—
Class B common stock, $0.0001 par value, 157,498,947 shares authorized as of September 30, 2022; None issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Class C common stock, $0.0001 par value, 154,309,729 shares authorized as of September 30, 2022; None issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Class D common stock, $0.0001 par value, 154,309,729 shares authorized as of September 30, 2022; 144,399,037 issued and outstanding at September 30, 2022 and December 31, 2021	14	14
Additional paid-in capital	—	—
Accumulated deficit	(1,066,137)	—
Accumulated other comprehensive income	178	—
Total Stockholders' (deficit) equity attributable to the Company	(1,065,943)	14
Non-redeemable non-controlling interests	26,674	1,188
Total Stockholders' (deficit) equity	(1,039,269)	1,202
Total liabilities, Redeemable preferred, Redeemable non-controlling interests and Stockholders' (deficit) equity	$ 656,056	$ 380,844

OPAL FUELS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
				(Restated)
Revenues:
RNG fuel	$ 32,381	$ 17,892	$ 83,196	$ 37,066
Fuel station services	23,227	18,387	55,524	35,560
Renewable Power	10,942	10,905	30,094	32,342
Total revenues	66,550	47,184	168,814	104,968
Operating expenses:
Cost of sales - RNG fuel	20,959	11,973	51,843	23,053
Cost of sales - Fuel station services	20,886	15,458	49,643	29,775
Cost of sales - Renewable Power	7,645	6,064	23,593	23,952
Selling, general, and administrative	15,751	7,922	34,561	19,107
Depreciation, amortization, and accretion	3,258	2,613	9,816	6,672
Total expenses	68,499	44,030	169,456	102,559
Operating (loss) income	(1,949)	3,154	(642)	2,409
Other (expense) income:
Interest and financing expense, net	(776)	(2,354)	(7,184)	(5,659)
Change in fair value of derivative instruments, net	(1,908)	(27)	(1,580)	(10)
Other income	6,308	—	6,308	—
Gain on acquisition of equity method investment	—	—	—	19,818
Income from equity method investments	3,694	—	3,658	2,392
Income before provision for income taxes	5,369	773	560	18,950
Provision for income taxes	—	—	—	—
Net income	5,369	773	560	18,950
Net income (loss) attributable to redeemable non-controlling interests	4,161	—	(2,584)	—
Net loss attributable to non-redeemable non-controlling interests	(325)	(216)	(824)	(414)
Paid-in-kind preferred dividends (1)	2,658	—	5,093	—
Net income attributable to OPAL Fuels	—	989	—	$ 19,364
Net loss attributable to Class A common stockholders	$ (1,125)	$ —	$ (1,125)	$ —

Weighted average shares outstanding of Class A common stock :
Basic	25,671,390	—	25,671,390	—
Diluted	25,823,772	—	25,823,772	—
Per share amounts:
Basic (2)	$ (0.04)	$ —	$ (0.04)	$ —
Diluted (2)	$ (0.06)	$ —	$ (0.06)	$ —
(1) Paid-in-kind preferred dividend is allocated between redeemable non-controlling interests and Class A common stockholders basis their weighted average percentage of ownership.

(2) Loss per share information has not been presented for the periods prior to the Business Combination as it would not be meaningful to the users of these unaudited condensed consolidated financial statements.

OPAL FUELS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands of U.S. dollars)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
		(Restated)
Cash flows from operating activities:
Net income	$ 560	$ 18,950
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Income from equity method investments	(3,658)	(2,392)
Depreciation and amortization	9,581	6,510
Amortization of deferred financing costs	1,514	678
Amortization of PPA liability	—	(194)
Accretion expense related to asset retirement obligation	235	162
Stock-based compensation	479	479
Paid-in-kind interest income	(209)	(101)
Change in fair value of Convertible Note Payable	(151)	2,250
Unrealized loss on derivative financial instruments	1,677	1,553
Gain on extinguishment of contingent liability	(4,362)	—
Gain on repayment of Note receivable	(1,943)	—
Gain on acquisition of equity method investment	—	(19,818)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	(11,269)	(237)
Proceeds received on previously recorded paid-in-kind interest income	288	—
Fuel tax credits receivable	(1,049)	(42)
Capital spares	(308)	1,608
Brown gas and parts inventory	(3,520)	(804)
Environmental credits held for sale	(838)	(1,086)
Prepaid expense and other current assets	(996)	1,348
Contract assets	(6,192)	(1,725)
Accounts payable	(6,734)	6,970
Accounts payable, related party	323	1,268
Fuel tax credits payable	690	1,545
Accrued payroll	(2,386)	(549)
Accrued expenses	8,561	3,672
Other current and non-current liabilities	453	8,794
Contract liabilities	(3,035)	58
Net cash (used in) provided by operating activities	(22,289)	28,897
Cash flows from investing activities:
Purchase of property, plant, and equipment	(84,949)	(63,393)
Cash acquired on acquisition of equity method investment	—	1,955
Cash paid for short term investments	(146,936)	—
Cash paid for investment in other entity	—	(1,570)
Purchase of Note receivable	—	(10,450)
Proceeds received from repayment of Note receivable	10,855	—
Distributions received from equity method investment	2,100	3,695
Net cash used in investing activities	(218,930)	(69,763)

Cash flows from financing activities:
Proceeds from Sunoma loan	4,593	14,191
Proceeds from OPAL Term Loan	27,500	—
Proceeds received from Business Combination	138,850	—
Financing costs paid to other third parties	(8,462)	(75)
Repayment of Senior Secured Credit Facility	(3,674)	(3,835)
Repayment of OPAL Term Loan	(11,277)	—
Repayment of Municipality loan	(157)	—
Proceeds from sale of non-redeemable non-controlling interest	23,152	21,579
Proceeds from sale of non-controlling interest, related party	—	16,645
Proceeds from issuance of redeemable preferred units	100,000	—
Contributions from members	—	7,919
Distributions to members	—	(3,695)
Net cash provided by financing activities	270,525	52,729
Net increase in cash, restricted cash, and cash equivalents	29,306	11,863
Cash, restricted cash, and cash equivalents, beginning of period	42,054	15,388
Cash, restricted cash, and cash equivalents, end of period	$ 71,360	$ 27,251
Supplemental disclosure of cash flow information
Interest paid, net of $— and $531 capitalized, respectively	$ 7,013	$ 2,405
Noncash investing and financing activities:
Issuance of Convertible Note Payable related to business acquisition, excluding paid-in-kind interest	$ —	$ 55,410
Fair value of Class A common stock issued for redemption of Convertible Note Payable	$ 30,595	$ —
Fair value of Derivative warrant liabilities assumed related to Business Combination	$ 13,524	$ —
Fair value of Earnout liabilities related to Business Combination	$ 45,900	$ —
Fair value of put option on a forward purchase agreement related to Business Combination	$ 4,600	$ —
Fair value of contingent consideration to redeem the non-controlling interest included in other long-term liabilities	$ 183	$ —
Paid-in-kind dividend on redeemable preferred non-controlling interests	$ 5,093	$ —
Accrual for purchase of Property, plant and equipment included in Accounts payable and Accrued capital expenses	$ 9,284	$ 789
Accrual for deferred financing costs included in Accrued expenses and other current liabilities	$ 282	$ —

Non-GAAP Financial Measures (Unaudited)
To supplement the Company’s unaudited condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses a non-GAAP financial measure that it calls adjusted EBITDA (“Adjusted EBITDA”). This non-GAAP Measure adjusts net income for realized and unrealized gain on interest rate swaps, net loss attributable to non-redeemable non-controlling interests, transaction costs and one time nonrecurring charges, non-cash charges, major maintenance for renewable power, unrealized loss (gain) for derivative instruments, non-cash gain on reversal of a liability to non-redeemable non-controlling interests, gain on redemption of Note receivable, environmental credits associated with renewable biogas that has been produced and is in storage pending completion of certification of the relevant environmental attribute pathway(s), such credits having been contracted for sale pursuant to a forward purchase agreement with an institutional counterparty, and gain on acquisition of equity method investment. Management believes this non-GAAP measure provides meaningful supplemental information about the Company’s performance, for the following reasons: (1) it allows for greater transparency with respect to key metrics used by management to assess the Company’s operating performance and make financial and operational decisions; (2) the measure excludes the effect of items that management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) the measure is used by institutional investors and the analyst community to help analyze the Company’s business. In future quarters, the Company may adjust for other expenditures, charges or gains to present non-GAAP financial measures that the Company’s management believes are indicative of the Company’s core operating performance.

Non-GAAP financial measures are limited as an analytical tool and should not be considered in isolation from, or as a substitute for, the Company’s GAAP results. The Company expects to continue reporting non-GAAP financial measures, adjusting for the items described below (and/or other items that may arise in the future as the Company’s management deems appropriate), and the Company expects to continue to incur expenses, charges or gains like the non-GAAP adjustments described below. Accordingly, unless expressly stated otherwise, the exclusion of these and other similar items in the presentation of non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent, or non-recurring. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to GAAP net income or any other GAAP measure as an indicator of operating performance. Moreover, because not all companies use identical measures and calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

The following table presents the reconciliation of our Net income to Adjusted EBITDA:

Reconciliation of GAAP Net income to Adjusted EBITDA
For the Three and Nine Months Ended September 30, 2022 and 2021
(In thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$ 5,369	$ 773	$ 560	$ 18,950
Adjustments to reconcile net income to Adjusted EBITDA
Interest and financing expense, net	776	2,354	7,184	5,659
Net loss attributable to non-redeemable non-controlling interests	325	216	824	414
Depreciation, amortization and accretion (1)	4,521	3,673	11,079	7,732
Unrealized loss on derivative instruments (2)	1,747	922	2,355	2,834
Non-cash charges (3)	867	159	1,594	479
Transaction costs and one time non-recurring charges (4)	8,169	1,745	10,501	1,779
Major maintenance for Renewable Power	1,850	1,237	4,658	4,756
Gain on repayment of Note receivable and reversal of liability to non-redeemable non-controlling interest (5)	(5,760)	—	(5,760)	—
Second quarter gas in storage with forward sales contract (6)	1,000	—	1,000	—
Third quarter gas in storage with forward sales contract (6)	6,598	—	6,598	—
Gain on acquisition of equity method investments	—	—	—	(19,818)
Adjusted EBITDA	$ 25,462	$ 11,079	$ 40,593	$ 22,785

(1) Includes depreciation, amortization and accretion on equity method investments.

(2) Unrealized loss on derivative instruments includes change in fair value of interest rate swaps, commodity swaps, earnout liabilities, warrant liabilities and put option on a forward purchase agreement.

(3) Non-cash charges includes stock based compensation expense, certain expenses included in selling, general and administrative expenses relating to employee benefit accruals, inventory write down charges included in cost of sales - RNG fuel and loss on disposal of assets.

(4) Transaction costs relate to consulting and professional fees incurred in connection with the Business Combination that could not be capitalized per GAAP. One-time non-recurring charges include certain expenses related to development expenses on our RNG facilities incurred during construction phase that could not be capitalized per GAAP.

(5) Gain on repayment of Note receivable excludes $0.5 million of prepayment penalty received in cash.

(6) Represents stored biogas anticipated to generate approximately 2.4 million RINs upon completion of certification. These RINs will be monetized under forward sales contracts as they are generated at a weighted-average price of $3.20. Of the $7.5 million that is anticipated to be generated from these RIN sales, $6.5 million is allocated to third quarter Adjusted EBITDA and represents the volume of the stored biogas produced in the third quarter. The remainder would have been allocated to the second quarter.